EXHIBIT 21.1

SUBSIDIARIES OF DOLPHIN ENTERTAINMENT, INC

42WEST, LLC

CYBERGEDDON PRODUCTIONS, LLC

DLPN PRODUCTIONS LLC

DOLPHIN FILMS, INC

DOLPHIN WOODSTOCK PRODUCTIONS, LLC

ELLE COMMUNICATIONS LLC

SHORE FIRE MEDIA, LTD

SOCIAL MIDCO, LLC

SPECIAL PROJECTS MEDIA LLC

THE DIGITAL DEPT., LLC

THE DOOR MARKETING GROUP, LLC

The following are subsidiaries of Dolphin Films, Inc

DOLPHIN CP PRODUCTIONS LLC

DOLPHIN JB BELIEVE FINANCING LLC

DOLPHIN MAX STEEL HOLDINGS LLC

YOUNGBLOOD PRODUCTIONS LLC